Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Baudax Bio, Inc. on Form S-3 (No(s). 333-235408, 333-243488 and 333-253117) and Form S-8 (No(s). 333-235377, 333-253118, 333-253120, 333-263606 and 333-263608) of our report dated February 23, 2023, on our audit of the financial statements as of December 31, 2022 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about February 23, 2023. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

Philadelphia, Pennsylvania
February 23, 2023